EXHIBIT 99.4

Exchange Offer and Solicitation of Consents
by
U.S. CONCRETE, INC.
Offer to Exchange Any and All of its Outstanding
9.5% Convertible Secured Notes due 2015 (CUSIP Nos. 90333LAE2 and 90333LAF9) for
9.5% Senior Secured Notes due 2015
and
Solicitation of Consents to Amend that certain indenture, dated as of August 31, 2010, and related documents

The Exchange Offer will expire at 5:00 pm, New York City time, on March 15, 2013, unless extended by U.S. Concrete, Inc. (such time and date, as the same may be extended, the “Expiration Date”). Tendered Convertible Notes may be withdrawn and the related Consents may be revoked at any time prior to the Expiration Date, but not thereafter. Holders who desire to tender their Convertible Notes pursuant to the Exchange Offer must consent to the Amendments (as such term is defined in the Prospectus defined below) and Holders may not deliver Consents without tendering the related Convertible Notes.

To Securities Dealers, Brokers, Commercial Banks, Trust Companies and Other Nominees that are holders of 9.5% Old Convertible Notes due 2015:
U.S. Concrete, Inc., a Delaware corporation (the “Company”), is offering to exchange for 9.5% New Senior Notes due 2015 (the “New Notes”) any and all of its outstanding 9.5% Old Convertible Notes due 2015 (the “Convertible Notes”), on the terms and subject to the conditions set forth in its Prospectus dated February 6, 2013 (as the same may be amended or supplemented from time to time, the “Prospectus”) and in the related Letter of Transmittal and Consent (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”), which together constitute the “Exchange Offer.” Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Prospectus.
Concurrently with the Exchange Offer, the Company is soliciting upon the terms and subject to the conditions set forth in the Prospectus (which together constitute the “Consent Solicitation”) consents (“Consents”) from the Holders to the adoption of certain proposed amendments (the “Amendments”) to that certain indenture, dated as of August 31, 2010, by and among the Company, the Guarantors (as defined therein) and U.S. Bank National Association, as trustee and noteholder collateral agent (the “Trustee”), under which the Convertible Notes were issued (the “Indenture”). The Amendments will eliminate substantially all of the restrictive covenants and certain of the event of default provisions contained in the Indenture and Convertible Notes and provide for a release of all of the collateral securing the Convertible Notes.
In order to become operative, the Amendments with respect to the Indenture must be approved by the Holders of 66 2/3% of the outstanding principal amount of Convertible Notes not held by affiliates (as such term is defined in the Indenture); validly tendered Convertible Notes must be accepted pursuant to the Exchange Offer. By tendering Convertible Notes pursuant to the Exchange Offer, each Holder will be deemed to consent to the Amendments with respect to such Convertible Notes.
The total consideration for each $1,000 principal amount of Convertible Notes validly tendered and not withdrawn pursuant to the Exchange Offer is $1,260 principal amount of New Notes. In addition, accrued and unpaid interest up to, but not including, the settlement date of the Exchange Offer will be paid in respect of tendered Convertible Notes.
A valid withdrawal of tendered Convertible Notes before the Expiration Date shall be deemed a revocation of the related Consent. Tenders of Convertible Notes may not be withdrawn and Consents may not be revoked after the Expiration Date.
We are asking you to contact your clients for whom you hold Convertible Notes. For your use and for forwarding to those clients, we are enclosing the copies of the following documents:

1.	The Prospectus dated February 6, 2013.

2.
The Letter of Transmittal to be used to tender Convertible Notes for purchase and to deliver any Consents to the Amendments to Global Bondholder Services Corporation (the “Exchange and Information Agent” for the Exchange Offer and Consent Solicitation). Executed facsimile copies of the Letter of Transmittal may be used to tender Convertible Notes and to deliver the Consent.

3.	Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number on Form W-9.

4.	A printed form of letter which you may send to your clients, with a form provided for obtaining their instructions with regard to the Exchange Offer and Consent Solicitation.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. Please note that the Exchange Offer and Consent Solicitation will expire at 5:00pm, New York City time, on March 15, 2013, unless the same is extended.
In order to tender Convertible Notes and deliver the related Consents by book-entry transfer to the Exchange and Information Agent’s account at DTC, Holders should execute their tenders through the DTC Automated Tender Offer Program (“ATOP”) by transmitting their acceptances to DTC in accordance with DTC’s ATOP procedures. In order to tender Convertible Notes and deliver the related Consents other than by book-entry transfer, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for Convertible Notes and any other required documents to the Exchange and Information Agent at its address set forth on the back cover page of the Prospectus. A Holder tendering through ATOP does not need to complete the Letter of Transmittal.
Holders must tender their Convertible Notes in accordance with the procedures set forth in the Prospectus under the heading “The Exchange Offer and Consent Solicitation—Procedures for Tendering and Delivering Consents.”
THE COMPANY IS NOT PROVIDING FOR PROCEDURES FOR TENDERS OF CONVERTIBLE NOTES TO BE MADE BY GUARANTEED DELIVERY. ACCORDINGLY, HOLDERS MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT COMPLETED PRIOR TO 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.
The Company will not pay any fees or commissions to any dealer, broker or any other person for soliciting tenders of the Convertible Notes or delivery of Consents pursuant to the Exchange Offer and Consent Solicitation. However, the Company will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes applicable to the purchase of Convertible Notes pursuant to the Exchange Offer, except as otherwise provided in Instruction 3 of the Letter of Transmittal.
Any inquiries you may have with respect to the Exchange Offer and Consent Solicitation should be addressed to the Exchange and Information Agent for the Exchange Offer and Consent Solicitation, at its address and telephone number as set forth on page 33 of the enclosed Prospectus. Additional copies of the enclosed materials may be obtained from the Information Agent at the address and telephone number as set forth on the back cover of the enclosed Prospectus.
Neither the management of the Company nor its board of directors, the Exchange and Information Agent or their respective affiliates make any recommendation to any Holder as to whether to tender any Convertible Notes or deliver any Consents in connection with the Exchange Offer and Consent Solicitation. The Company has not authorized any person to make any such recommendation. Holders should carefully evaluate all information in the Prospectus and Letter of Transmittal, consult their own investment and tax advisors, and make their own decisions about whether to tender Convertible Notes and, if so, how many Convertible Notes to tender and whether to deliver a Consent.
Very truly yours,
U.S. CONCRETE, INC.

Enclosures
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE EXCHANGE AND INFORMATION AGENT OR THE TRUSTEE OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER AND CONSENT SOLICITATION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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